Exhibit 10.16

GUARANTY

THIS GUARANTY (this “Guaranty”) dated as of December 19, 2003, made by WP Spinnaker Holdings, Inc., a Delaware corporation (the “Guarantor”), in favor of the Administrative Agent, the Issuing Bank, the Lenders and the Hedge Counterparties (as defined hereinbelow).

PRELIMINARY STATEMENT

A. Spinnaker Exploration Company, L.L.C., a Delaware limited liability company (the “Borrower”) has, on the date hereof, entered into that certain Credit Agreement (the “Credit Agreement”) with certain financial institutions as lenders (the “Lenders”), Bank of America, N.A., and Credit Suisse First Boston, acting through its Cayman Islands Branch, as co-syndication agents for the Lenders, Bank of Montreal and Bank One, NA, as co-documentation agents for the Lenders, Toronto Dominion (Texas), Inc., as administrative agent for the Lenders (the “Administrative Agent”), The Toronto-Dominion Bank, as the Letter of Credit issuing bank (the “Issuer”), and Banc of America Securities LLC and Credit Suisse First Boston, acting through its Cayman Islands Branch, as the joint lead arrangers (as the same may from time to time be amended, restated, modified or supplemented, the “Credit Agreement”), in order to obtain Commitments from the Lenders pursuant to which the Lenders shall make Loans to the Borrower and the Issuer shall issue Letters of Credit under the several responsibilities of the Lenders for the account of the Borrower from time to time, all under the terms and conditions contained therein.

B. The Borrower, pursuant to the Credit Agreement, has entered into, or may from time to time hereafter enter into, certain Hedging Agreements with one or more Lenders or Affiliates of the Lenders (each such Lender or Affiliate of a Lender in its capacity as party to a Hedging Agreement, herein, a “Hedge Counterparty”), pursuant to the terms of the Credit Agreement.

C. The Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement, being the direct owner of a certain number of outstanding membership interests of the Borrower, which interests equal approximately twenty-five percent (25%) as of the date hereof. It is a condition precedent to the making of Loans and the issuance of Letters of Credit under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement and the Issuer to issue and the Lenders to participate in Letters of Credit under the Credit Agreement and to induce the Hedge Counterparties to enter into Hedging Agreements, the Guarantor hereby agrees, for the benefit of the Administrative Agent, the Issuing Bank, each Lender and each Hedge Counterparty, as follows:

Section 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble, recitals, exhibits and schedules, have the meanings provided in the Credit Agreement.

Section 2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including, without limitation, Obligations arising under any Hedging Agreement with any Hedge Counterparty) of the Borrower and each other Related Person now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the Issuing Bank, any other Lender or any Hedge Counterparty in enforcing any rights under this Guaranty and the other Loan Documents. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower and any other Related Person to the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), reorganization or similar proceeding involving the Borrower or any other Related Person.

Section 3. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Person under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether action is brought against the Borrower or any other Person or whether the Borrower or any other Person is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Person under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Person under the Loan Documents or any other assets of any other Person or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Person or any of its Subsidiaries;

(f) any failure of the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Person now or in the future known to the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty (the Guarantor waiving any duty on the part of the Administrative Agent, the Issuing Bank, the Lenders and the Hedge Counterparties to disclose such information);

(g) the failure of any other Person to execute any other guaranty or agreement or the release or reduction of liability of any guarantor or other surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor, any Sponsor or any other guarantor or surety, other than the full and final payment and performance of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Issuing Bank, any Lender, any Hedge Counterparty or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Person or otherwise, all as though such payment had not been made.

Section 4. Waivers and Acknowledgments.

(a) The Guarantor hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for performance, protest, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, as well as any requirement that the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Related Person or any other Person or any Collateral.

(b) The Guarantor hereby expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of Texas including, without limitation, any rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Section 17.001, Civil Practice and Remedies Code, and Chapter 34 of the Texas Business and Commerce Code.

(c) The Guarantor hereby expressly waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(d) The Guarantor hereby expressly waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, the Issuing Bank, the Lenders or the Hedge Counterparties which in any manner impairs, reduces, releases or otherwise adversely affects the Guarantor’s subrogation, reimbursement, exoneration, contribution or indemnification rights or other rights to proceed against any of the other Related Persons, any other guarantor or any other Person or any collateral, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guarantor’s obligations hereunder.

(e) The Guarantor acknowledges that the Administrative Agent may, without notice to, or demand upon, the Guarantor and without affecting the liability of the Guarantor under this Guaranty, foreclose under any Security Document by nonjudicial sale; the Guarantor hereby waives any defense to the recovery by the Administrative Agent, the Issuing Bank, any Lender and any Hedge Counterparties against the Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(f) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, and that the waivers set forth in Section 3 and this Section 4 are knowingly made in contemplation of such benefits.

Section 5. Subrogation. The Guarantor shall not exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Final Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Lenders and the Hedge Counterparties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Administrative Agent, the Issuing Bank, any Lender or Hedge Counterparty of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be indefeasibly paid in full in cash, and (iii) the Final Maturity Date shall have occurred, the Administrative Agent, the Issuing Bank, the Lenders and the Hedge Counterparty will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

Section 6. Payments Free and Clear of Taxes, Etc.

(a) Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable hereunder shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, Hedge Counterparty or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Guarantor shall indemnify the Administrative Agent, each Lender, each Hedge Counterparty and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, Hedge Counterparty or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Guarantor hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by a Lender, Hedge Counterparty or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender, Hedge Counterparty or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender, foreign Hedge Counterparty or the Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guaranty shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate.

(f) Without prejudice to the survival of any other agreement of the Guarantor hereunder or under any other Loan Document, the agreements and obligations of the Guarantor contained in this Section 6 and in Section 13 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

Section 7. Representatives and Warranties.

(a) The Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to the Guarantor and with respect to the Guarantor as a “Related Person.”

(b) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(c) The Guarantor has, independently and without reliance upon the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decisions to enter into this Guaranty; the Guarantor has established adequate means of obtaining from any other Related Persons on a continuing basis information pertaining to, and is now and on a continuing basis will be familiar with, the financial condition, operations, properties and prospects of such other Related Persons. The Guarantor hereby ratifies and approves the Credit Agreement.

Section 8. Covenants.

(a) Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, or any Lender shall have any Commitment, the Guarantor will perform or observe, and cause the Borrower and each of its Subsidiaries to perform or observe, all of the covenants set forth in Section 6.1 of the Credit Agreement and all of the terms, covenants and agreements that the Loan Documents state that the Guarantor or the Borrower is to perform or observe or that the Guarantor or the Borrower is to cause its Subsidiaries or the Related Persons to perform or observe.

(b) Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain, or any Lender shall have any Commitment, the Guarantor will not enter into or conduct any business (including, without limitation, any action or transaction that is restricted with respect to the Borrower and its Subsidiaries under Section 6.2 of the Credit Agreement or that would prevent the Borrower from fulfilling the requirements of Section 6.1 of the Credit Agreement, in each case without regard to any of the enumerated exceptions to such covenants) other than:

(A) the holding of its membership interests in the Borrower;

(B) performance of its Obligations under each Loan Document to which it is a party; or

(C) the making of Investments in the Borrower and its Subsidiaries; provided that each such Investment shall be on terms acceptable to the Administrative Agent.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (a) reduce or limit the liability of the Guarantor hereunder or release the Guarantor, (b) postpone any date fixed for payment hereunder or (c) change the number of Lenders required to take any action hereunder.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to the Guarantor, addressed to it at Two Allen Center, 1200 Smith Street, Suite 800, Houston, Texas 77002 Attention: President; and if to the Administrative Agent, the Issuing Bank or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed received when mailed, telegraphed, telecopied or confirmed by telex answer back, respectively. Delivery by telecopier or an executed counterpart of any amendment or waiver of any provision of this Guaranty shall be effective as delivery of a manually executed counterpart thereof.

Section 11. No Waiver; Remedies. No failure on the part of the Administrative Agent, the Issuing Bank, any Lender or any Hedge Counterparty to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Article VIII of the Credit Agreement to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Article VIII, each Lender, each of its respective Affiliates and The Toronto-Dominion Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender or The Toronto-Dominion Bank shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Issuing Bank and its respective Affiliates under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender, the Issuing Bank and its respective Affiliates may have.

Section 13. Indemnification.

(a) Without limitation on any other Obligations of the Guarantor or remedies of the Administrative Agent, the Issuing Bank, the Lenders and the Hedge Counterparties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Issuing Bank, each Lender and each Hedge Counterparty from and against, and shall pay on demand, any and all claims, losses, liabilities, damages, costs, expenses and charges (including, without limitation, reasonable fees, disbursements and other charges of counsel) that may be incurred by, or asserted or awarded against, the Administrative Agent, the Issuing Bank, such Lender or such Hedge Counterparty as a result of any failure or any Guaranteed Obligations to be the legal, valid and binding obligations of any Related Person enforceable against such Related Person in accordance with their terms, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY LENDER OR ANY HEDGE COUNTERPARTY, provided only that the Administrative Agent, Issuing Bank, such Lender or such Hedge Counterparty shall not be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct as determined in a final judgment.

(b) Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of the Guarantor contained in Section 2 (with respect to enforcement expenses), the last sentence of Section 3, Section 6, this Section 13 and Section 15 and 16 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 14. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (ii) the Final Maturity Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Issuing Bank, each Lender and each Hedge Counterparty and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.11 of the Credit Agreement. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 15. Governing Law; Jurisdiction, Etc. (a) This Guaranty shall be deemed a contract and instrument made under the laws of the State of Texas, and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America. The Guarantor hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it, in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. The parties hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that venue thereof is improper and further agrees to a transfer of any such proceeding to a federal court sitting in the State of Texas, to the extent that it has subject matter jurisdiction, and otherwise to a state court in Texas, upon request therefor by the Administrative Agent, if such proceeding is originally brought in another court.

Section 16. WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (a) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 17. Acceleration of Guaranty. The Guarantor agrees that, in the event of the dissolution or insolvency of the Guarantor, or the inability or failure of the Guarantor to pay debts as they become due, or an assignment by the Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Guarantor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Guaranteed Obligations of the Guarantor may not then be due and payable, the Guarantor will pay to the Administrative Agent, the Issuing Bank, each Lender, each Hedge Counterparty and each Affiliate thereof forthwith the full amount which would be payable hereunder by the Guarantor if all such Guaranteed Obligations were then due and payable.

Section 18. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section 19. No Oral Agreements. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WP SPINNAKER HOLDINGS, INC.

By:	/s/ ROBERT M. SNELL
Name:	Robert M. Snell
Title:	Vice President, Chief Financial Officer and Secretary